[Diamond Hill Letterhead]

[            ], 2015

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Shawn Alarie, Senior Vice President

Re: DIAMOND HILL HIGH YIELD FUND

Ladies and Gentlemen:

In accordance with Section 20.5, the Additional Funds and Portfolios provision of the Master Custodian Agreement dated as of March 1, 2014, between State Street Bank and Trust Company (the “Custodian”) and each of the entities set forth on Appendix A thereto, as amended, modified, or supplemented from time to time (the “Agreement”), Diamond Hill Funds hereby requests that the Custodian act as custodian for Diamond Hill High Yield Fund under the terms of the Agreement. An updated version of Appendix A is attached hereto.

Please indicate your acceptance of the foregoing by signing this letter Agreement below.

Sincerely,

DIAMOND HILL FUNDS on behalf of Diamond Hill High Yield Fund

By:
Name:
Title:	, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized

Effective Date:

APPENDIX A

to

Master Custodian Agreement

(updated as of             , 2015)

Management Investment Companies Registered with the SEC and Portfolios thereof

DIAMOND HILL FUNDS

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Financial Long-Short Fund

Diamond Hill Strategic Income Fund

Diamond Hill Research Opportunities Fund

Diamond Hill High Yield Fund

A-1